Exhibit 10.13

Dana Deferred Compensation Plan

Effective: January 1, 2018

Table of Contents

ARTICLE I INTRODUCTION

1.1 Introduction and Purpose

ARTICLE II DEFINITIONS

2.1 Account(s)

2.2 Affiliated Company

2.3 Allocation Date

2.4 Base Compensation

2.5 Beneficiary

2.6 Board of Directors

2.7 Bonus Compensation

2.8 Change in Control

2.9 Code

2.10 Committee

2.11 Company

2.12 Corporation

2.13 Dana Organization

2.14 Deferral Subaccount

2.15 Disability

2.16 Discretionary Employer Contribution Subaccount

2.17 Discretionary Employer Credits

2.18 Effective Date

2.19 Election Form

2.20 Eligible Compensation

2.21 Eligible Executive

2.22 Employee

2.23 ERISA

2.24 Executive Deferral Agreement

2.25 NAV

2.26 Normal Retirement Age

2.27 Participant

2.28 Pension Plan

2.29 Performance Cash

2.30 Performance Period

2.31 Performance Shares

2.32 Plan Administrator

2.33 Plan Year

2.34 Prohibited Misconduct

2.35 Qualified Spouse

2.36 Record Keeper

2.37 Restricted Stock

2.38 Restricted Stock Unit

2.39 Separation from Service

2.40 Specific Payment Date

2.41 Stock

2.42 Stock Award

2.43 Termination Date

2.44 Unforseeable Emergency

2.45 U.S

2.46 Valuation Date

2.47 Vesting Schedule

2.48 Vested Account

2.49 Written or “in Writing”

2.50 Years of Service

ARTICLE III ELIGIBILITY AND PARTICIPATION

3.1 Eligibility to Participate

3.2 Termination of Eligibility to Defer

3.3 Termination of Participation

ARTICLE IV DEFERRAL OF COMPENSATION

4.1 Deferral Election

4.2 Time and Manner of Deferral Election

4.3 Period of Deferral

4.4 Form of Deferral Distribution

4.5 Second Look Elections

ARTICLE V INTERESTS OF PARTICIPANTS

5.1 Accounting for Participants’ Interests

5.2 Investment Options

5.3 Method of Allocation

5.4 Vesting of Participant’s Accounts

5.5 Forfeiture of Earnings for Prohibited Misconduct

5.6 Vesting of Discretionary Employer Credit Account

5.7 Accelerated Vesting

ARTICLE VI DISTRIBUTION OF BENEFITS

6.1 Distributions of Benefits

6.2 Permitted Acceleration of Distribution

6.3 Distributions on Account of an Unforeseeable Emergency

6.4 Distribution Based on a Specific Payment Date

6.5 Distribution on Account of a Separate From Service

6.6 Distribution on Account of Disability

6.7 Distribution on Account of Death

6.8 In-service Withdrawals and Distributions

6.9 Distributions on Account of a Change in Control

6.10 Valuation of Distributions

6.11 Timing of Distributions

6.12 Special Deferral Election

ARTICLE VII AMENDMENT AND TERMINATION OF PLAN

7.1 Amendments Generally

7.2 Right to Terminate

ARTICLE VIII CLAIMS PROCEDURE

8.1 Claims for Benefits

8.2 Appeals of Denied Claims

8.3 Special Claims Procedures for Disability Determinations

8.4 Time Limit on Filing Claims

8.5 Time Limit on Filing Lawsuit for Judicial Review

ARTICLE XI ADMINISTRATION OF THE PLAN

9.1 Powers and Duties of the Plan Administrator

9.2 Section 16 Compliance

9.3 Conformance with Section 409A

ARTICLE X MISCELLANEOUS

10.1 Unfunded Plan

10.2 Nonguarantee of Employment

10.3 Nonalienation of Benefits

10.4 Withholding of Taxes

10.5 FICA Taxes, Payment of Tax Obligation, and Account Reduction

10.6 Forfeiture of Benefits

10.7 Applicable Law

10.8 Headings and Subheadings

10.9 Severability

10.10 Expenses

10.11 Facility of Payment

10.12 USERRA

ARTICLE I

INTRODUCTION

1.1 Introduction and Purpose. Effective April 1, 2014, the Dana Deferred Compensation Plan (the “Plan”) was established to permit Eligible Executives to defer certain cash and stock unit awards made under its executive compensation programs. The Plan is hereby amended and restated, effective January 1, 2018, in order to provide increased flexibility to Eligible Executives to make deferral and payment elections under the Plan.

For federal income tax purposes, the Plan is intended to be a nonqualified deferred compensation plan that is unfunded and unsecured. For purposes of ERISA, the Plan is intended to be a plan described in Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA providing benefits to a select group of management or highly compensated employees.

Distributions required or contemplated by this Plan or actions required to be taken under this Plan shall not be construed as creating a trust of any kind or a fiduciary relationship between the Company and any Participant, any Participant’s designated beneficiary, or any other person.

Without affecting the validity of any other provision of the Plan, to the extent that any Plan provision does not meet the requirements of Code Section 409A and the regulations issued thereunder, the Plan shall be construed and administered as necessary to comply with such requirements until this Plan is appropriately amended to comply with such requirements.

This Plan is to be maintained according to the terms of this document and the Plan Administrator or its designee shall have the sole authority to construe, interpret and administer the Plan.

ARTICLE II

DEFINITIONS

Wherever used in the Plan, the following terms have the means set forth below, unless otherwise expressly provided:

2.1    Account(s) - shall mean the separate account established for recordkeeping purposes only for each Participant comprised of the Deferral Subaccount and the Discretionary Employer Contribution Subaccount as further described in Article V of the Plan.

2.2    Affiliated Company - shall mean (i) the Company, (ii) any other corporation which is a member of the controlled group of corporations which includes the Company provided that in applying Code Section 1563(a)(1), (2), and (3) for purposes of determining a controlled group of corporations under Code Section 414(b) and determining trades or businesses under common control for purposes of Code Section 414(c) 50 percent (50%) is substituted for 80 percent (80%) each time used, and (iii) any other entity in which the Company has a significant equity interest or owns a substantial capital or profits interest.

2.3    Allocation Date - shall mean the date as of which cash or shares is credited to a Participant’s Deferral Subaccount or such other date as determined by the Plan Administrator.

2.4    Base Compensation - shall mean wages as defined in Section 3401(a) of the Code and all other payments of compensation to an employee by the Employer (in the course of the Employer’s trade or business) for which the Employer is required to furnish the employee a written statement under Section 6041(d) and 6051(a)(3) of the Code, excluding any items elected by the Plan Administrator, bonuses, reimbursements or other expense allowances, fringe benefits (cash and non-cash), moving expenses, distributions of deferred compensation and welfare benefits, but including amounts that are not includable in the gross income of the Participant under this Plan or a salary reduction agreement by reason of the application of Sections 125, 402(a)(8), 402(h), or 403(b) of the Code. Compensation must be determined without regard to any rules under Section 3401(a) of the Code that limit the remuneration included in wages based on the nature or location of the employment or the services performed (such as the exception for agricultural labor in Section 3401(a)(2) of the Code).

2.5    Beneficiary - shall mean the person or persons (including a trust or trusts) properly designated by a Participant, as determined by the Plan Administrator, to receive the Participant’s Vested Account in the event of the Participant’s death. To be effective, any Beneficiary designation must be in writing, signed by the Participant, and filed with the Plan Administrator prior to the Participant’s death, and it must meet such other standards (including the requirement for spousal consent to the naming of a non-Spouse beneficiary by a married Participant) as the Plan Administrator shall require from time to time. An incomplete Beneficiary designation, as determined by the Plan Administrator, shall be void and of no effect. If some but not all of the persons designated by a Participant to receive his or her Account at death predecease the Participant, the Participant’s surviving Beneficiaries shall be entitled to the portion of the Participant’s Account intended for such pre-deceased persons in proportion to the surviving Beneficiaries’ respective shares. If no designation is in effect at the time of a Participant’s death or if all designated Beneficiaries have predeceased the Participant, then the Participant’s Beneficiary shall be (i) in the case of a Participant who is married at death, the Participant’s

Qualified Spouse, or (ii) in the case of a Participant who has no Qualified Spouse at death, the Participant’s estate. A Beneficiary designation of an individual by name (or name and relationship) remains in effect regardless of any change in the designated individual’s relationship to the Participant. A Beneficiary designation solely by relationship (for example, a designation of “Spouse,” that does not give the name of the Spouse) shall designate whoever is the person (if any) in that relationship to the Participant at his or her death. An individual who is otherwise a Beneficiary with respect to a Participant’s Account ceases to be a Beneficiary when all applicable payments have been made from the Account.

2.6    Board of Directors - shall mean the Board of Directors of the Corporation.

2.7    Bonus Compensation - shall mean an Eligible Executive’s adjusted annual incentive award under his or her Employer’s annual incentive plan or the Executive Incentive Compensation Plan, to the extent payable in U.S. dollars from an Employer’s U.S. payroll (or as otherwise provided with respect to currency and payroll in Section 3.1(a)). Notwithstanding the preceding sentence, an Eligible Executive’s relocation bonus, retention bonus, hiring bonus, or other periodic (or non-periodic) bonuses (“Special Bonuses”) shall not be excluded from the definition of Bonus Compensation to the extent the Employer specifically provides in the award or grant letter or agreement awarding such bonus for the deferral of such bonus under this Plan. With respect to an annual incentive award, the Plan Administrator shall be entitled to specify on the Election Form applicable to a particular deferral election (or in other documentation applicable to such deferral election whether and to what extent (if at all) amounts will be subtracted from a gross annual incentive award to arrive at an adjusted annual incentive award. Any such specifications shall be made in writing no later than the date on which such deferral election become irrevocable pursuant to Section 4.2 of this Plan, and any amount to be subtracted that is variable shall be permitted to be variable under Section 409A.

2.8    Change in Control - shall be deemed to have occurred upon the happening of any of the following events:

(a)    any Person is or becomes (other than in connection with a transaction described in clause (A) or (B) of Paragraph (iii) below) the beneficial owner (within the meaning of Rule 13d-3 of the Securities and Exchange Commission promulgated under the Exchange Act), directly or indirectly, of securities of the Corporation (not including in the securities beneficially owned by such Person any securities acquired directly from the Corporation or any of its Affiliates) representing more than fifty percent (50%) of the combined voting power of the Corporation’s then outstanding securities;

(b)    individuals who on the Effective Date constitute the Board, and any new Director (other than a Director whose initial assumption of office is in connection with an actual or threatened election contest, including without limitation a consent solicitation, relating to the election of Directors of the Corporation) whose election by the Board or nomination for election by the Corporation’s shareholders was approved by a vote of at least two-thirds (2/3) of the Directors then still in office who either were Directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof;

(c)    consummation of a merger or consolidation of the Corporation or any direct or indirect parent or subsidiary of the Corporation with any other company, other than (A) a merger or consolidation which would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or direct or indirect parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Corporation or any of its Affiliates, more than fifty percent (50%) of the combined voting power of the voting securities of the Corporation or such surviving entity or direct or direct parent thereof outstanding immediately after such merger or consolidation, (B) a merger or consolidation immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of (I) any parent of the Corporation or the entity surviving such merger or consolidation or (II) if there is no such parent, of the Corporation or such surviving entity, or (C) a merger or consolidation effected to implement a recapitalization of the Corporation (or similar transaction) in which no Person acquires more than fifty percent (50%) of the combined voting power of the Corporation’s then outstanding securities; or

(d)    the shareholders of the Corporation approve a plan of complete liquidation of the Corporation or there is consummated an agreement for the sale, disposition or long-term lease by the Corporation of all or substantially all of the Corporation’s assets.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred (1) by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the Common Stock immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in one or more entities which, singly or together, immediately following such transaction or series of transactions, own all or substantially all of the assets of the Corporation as constituted immediately prior to such transaction or series of transactions, or (2) with respect to any Award subject to Section 409A of the Code, unless the applicable event also constitutes a change in the ownership or effective control of the Corporation or in the ownership of a substantial portion of the assets of the Corporation under Section 409A(a)(2)(A)(v) of the Code.

For purposes of this section 2.8 highlighted terms shall have the same meaning as defined in the Dana Incorporated 2012 Omnibus Incentive Plan, 2017 Omnibus Incentive Plan or successor plan.

2.9    Code - shall mean the Internal Revenue Code of 1986, as amended from time to time, including any rules and regulations promulgated thereunder, along with Treasury and IRS interpretations thereof. Reference to any section or subsection of the Code includes reference to any comparable or succeeding provisions of any legislation that amends, supplements or replaces such section or subsection.

2.10    Committee – shall mean the Dana Incorporated Investment Committee, the Plan Administrator of the Plan.

2.11    Company - shall mean Dana Limited, an Ohio limited liability company, and any Affiliated Company or subsidiary.

2.12   Corporation – shall mean Dana Incorporated, a Delaware Corporation

2.13    Dana Organization - shall mean the controlled group of organizations of which the Corporation is a part, as defined by Code section 414(b) and (c) and the regulations issued thereunder. An entity shall be considered a member of the Dana Organization only during the period it is one of the group of organizations described in the preceding sentence.

2.14    Deferral Subaccount – shall mean a subaccount of a Participant’s Account maintained to reflect his or her interest in the Plan attributable to each deferral (or separately tracked portion of a deferral) of Eligible Compensation and earnings or losses credited to such subaccount in accordance with Section 5.1(b) that is to be paid at a specified trigger and in a specified form, in accordance with the payment election procedures of the Plan.

2.15    Disability - shall mean a participant who is considered “disabled” under the Dana Long-Term Disability Plan (as amended and restated from time to time). The Participant’s disability must also meet the duration requirements to qualify for a distribution on account of Disability in accordance with Section 6.6(a).

2.16    Discretionary Employer Credit Subaccount – shall mean the separate Subaccount established by the Committee for recordkeeping purposes only to track Discretionary Employer Credits in the name of each Participant in accordance with Section 5.1(c) of the Plan.

2.17    Discretionary Employer Credits – shall mean the amounts credited to a Participant’s Discretionary Employer Credit Subaccount in accordance with Section 5.1(c) of the Plan.

2.18    Effective Date - shall mean January 1, 2018, for this restated Plan.

2.19    Election Form - shall mean the form prescribed by the Administrator on which a Participant specifies the amount of his or her Eligible Compensation to be deferred pursuant to the provisions of Article IV. An Election Form need not exist in a paper format, and it is expressly authorized that the Plan Administrator may make available for use such technologies, including voice response systems, Internet-based forms and any other electronic forms for use as an Election Form, as it deems appropriate from time to time.

2.20    Eligible Compensation - shall mean: (i) any Base Compensation payable; (ii) any Bonus Compensation payable; (iii) any Performance Cash payable; (iv) any Performance Shares payable (v) any Stock Unit Award granted; and (vi) subject to such exceptions as the Plan Administrator may provide, other cash compensation payable to an Eligible Executive.

2.21    Eligible Executive - shall mean any active executive employee of the Company who is selected by the Chief Administrative Officer of the Company participate in the Plan and who is not excluded from participation in the Plan by subsections 3.1 and 3.2 of the Plan.

2.22    Employee – shall mean an individual who receives compensation for services rendered to the Company.

2.23    ERISA - shall mean the Employee Retirement Income Security Act of 1974, as amended.

2.24    Executive Deferral Agreement – shall mean an agreement that evidences each Executive Deferral and sets forth the terms and conditions of such award, including, without limitation, the amount of the deferral, investment options and timing of distribution.

2.25    NAV – shall mean the net asset value of a phantom unit in one of the phantom funds offered for investment under the Plan, determined as of any date in the same manner as applies on that date under the actual fund that is the basis of the phantom fund offered by the Plan.

2.26    Normal Retirement Age – shall mean a Participant’s 65th birthday or the day the Participants attains age 60 with 10 or more Years of Service, whichever occurs earlier.

2.27    Participant – shall mean any present or former Eligible Executive who has become a Participant in the Plan in accordance with the provisions of Article III and who continues to have an Account balance under the Plan or whose beneficiary has such Account balance.

2.28    Pension Plan - shall mean the Dana Retirement Savings Plan, as now in effect or hereafter amended.

2.29    Performance Cash - shall mean any long-term incentive compensation awards payable in cash based upon the achievement of performance-based vesting criteria; and any securities or rights received in respect of the foregoing awards;

2.30    Performance Period – shall mean the period of time during which the performance goals must be met in order to determine the degree of payout and/or vesting with respect to, or the amount or entitlement to compensation or an award. A Performance Period shall be deemed to relate to the Plan Year in which the Performance Period ends.

2.31    Performance Shares - shall mean any long-term incentive compensation awards payable in shares of Stock based upon the achievement of performance-based vesting criteria; and any securities or rights received in respect of the foregoing awards;

2.32    Plan Administrator – shall mean the Dana Incorporated Investment Committee or such other person or entity as the Dana Incorporated Investment Committee shall designate to serve as the Plan Administrator.

2.33    Plan Year - shall mean the calendar year, the twelve-month period beginning each January 1 and ending on December 31.

2.34    Prohibited Misconduct- shall mean any of the following activities engaged in, directly or indirectly, by a Participant shall constitute Prohibited Misconduct:

(a)    The Participant accepting any employment, assignment, position or responsibility, or acquiring any ownership interest, which involves the Participant’s “Participation” (as defined below) in a business entity that markets, sells, distributes or produces “Covered Products” (as defined below), unless such business entity makes retail sales or consumes Covered Products without in any way competing with the Dana Organization.

(b)    The Participant, directly or indirectly (including through someone else acting on the Participant’s recommendation, suggestion, identification or advice), soliciting any Dana Organization employee to leave the Dana Organization’s employment or to accept any position with any other entity.

(c)    The Participant using or disclosing to anyone any confidential information regarding the Dana Organization other than as necessary in his or her position with the Dana Organization. Such confidential information shall include all non-public information the Participant acquired as a result of his or her positions with the Dana Organization which might be of any value to a competitor of the Dana Organization, or which might cause any economic loss or substantial embarrassment to the Dana Organization or its customers, bottlers, distributors or suppliers if used or disclosed. Examples of such confidential information include non-public information about the Dana Organization’s customers, suppliers, distributors and potential acquisition targets; its business operations and structure; its product lines, formulas and pricing; its processes, machines and inventions; its research and know-how; its financial data; and its plans and strategies.

(d)    The Participant engaging in any acts that are considered to be contrary to the Dana Organization’s best interests, including violating the Company’s Code of Conduct, engaging in unlawful trading in the securities of the Company or of any other company based on information gained as a result of his or her employment with the Dana Organization, or engaging in any other activity which constitutes gross misconduct.

(e) The Participant engaging in any activity that constitutes fraud.

For purposes of this Section, “Covered Products” shall mean any product that falls into one or more of the following categories, so long as the Dana Organization is producing, marketing, selling or licensing such product anywhere in the world – drive shafts, axles, power technologies. or any product or service that the Participant had reason to know was under development by the Dana Organization during the Participant’s employment with the Dana Organization.

For purposes of this Section, “Participation” shall be construed broadly to include: (i) serving as a director, officer, employee, consultant or contractor with respect to such a business entity;

(ii) providing input, advice, guidance or suggestions to such a business entity; or (iii) providing a recommendation or testimonial on behalf of such a business entity or one or more products it produces.

2.35    Qualified Spouse - shall mean the legal spouse of a Participant, who has been married to the Participant for at least a one year period ending on the Participant's date of death or Termination, if later. The term “Qualified Spouse” shall include any individual who is lawfully married to a Participant under any State law, including individuals married to Participants of the same sex who were legally married in a State that recognizes such marriages, but who are domiciled in a State that does not recognize such marriages. For purposes of the foregoing sentence, “State” shall mean any domestic or foreign jurisdiction having legal authority to sanction marriages (i.e., any state of the United States, the District of Columbia, Puerto Rico, the Virgin Islands, American Samoa, Guam, Wake Island, the Northern Mariana Islands, any other territory or possession of the United States, and any foreign jurisdiction having the legal authority to sanction marriages).

2.36    Record-Keeper – shall mean for any designated period of time, the party that is delegated the responsibility, pursuant to the authority granted in the definition of Plan Administrator, to maintain the records of Participant Accounts, process Participant transactions and perform other duties in accordance with any procedures and rules established by the Plan Administrator.

2.37    Restricted Stock - shall mean an award of shares of Stock that is made pursuant to an Incentive Plan and is subject to restrictions. An award of Restricted Stock is not eligible for deferral under the Plan.

2.38    Restricted Stock Unit - shall mean an award, the value of which is determined by reference to a quantity of Stock, that is granted under an Incentive Plan and is subject to restrictions.

2.39    Separation from Service - shall mean in general a termination of an employee’s employment with his or her employer by reason of the employee’s death, retirement or otherwise. However, for purposes of the Plan, an employee’s employment relationship is treated as continuing intact while the individual is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the individual retains a right to reemployment with the employer under an applicable statute or by contract. For these purposes, a leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the employee will return to perform services for the employer. If the period of leave exceeds six months and the individual does not retain a right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six-month period. Notwithstanding the foregoing, where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, where such impairment causes the employee to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, a 29-month period of absence may be substituted for such six-month period.

Whether a termination of employment has occurred is determined based on whether the facts and circumstances indicate that the employer and employee reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the employee would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than 20 percent of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the employer if the employee has been providing services to the employer less than 36 months). Facts and circumstances to be considered in making this determination include, but are not limited to, whether the employee continues to be treated as an employee for other purposes (such as continuation of salary and participation in employee benefit programs), whether similarly situated employees have been treated consistently, and whether the employee is permitted, and realistically available, to perform services for other employers in the same line of business. An employee is presumed to have separated from service where the level of bona fide services performed decreases to a level equal to 20 percent or less of the average level of services performed by the employee during the immediately preceding 36- month period. An employee will be presumed not to have separated from service where the level of bona fide services performed continues at a level that is 50 percent or more of the average level of service performed by the employee during the immediately preceding 36-month period. No presumption applies to a decrease in the level of bona fide services performed to a level that is more than 20 percent and less than 50 percent of the average level of bona fide services performed during the immediately preceding 36-month period. The presumption is rebuttable by demonstrating that the employer and the employee reasonably anticipated that as of a certain date the level of bona fide services would be reduced permanently to a level less than or equal to 20 percent of the average level of bona fide services provided during the immediately preceding 36- month period or full period of services provided to the employer if the employee has been providing services to the employer for a period of less than 36 months (or that the level of bona fide services would not be so reduced). For example, an employee may demonstrate that the employer and employee reasonably anticipated that the employee would cease providing services, but that, after the original cessation of services, business circumstances such as termination of the employee’s replacement caused the employee to return to employment. Although the employee’s return to employment may cause the employee to be presumed to have continued in employment because the employee is providing services at a rate equal to the rate at which the employee was providing services before the termination of employment, the facts and circumstances in this case would demonstrate that at the time the employee originally ceased to provide services, the employee and the employer reasonably anticipated that the employee would not provide services in the future.

The definition of Separation from Service as set forth above shall be interpreted in a manner consistent with the applicable definition as set out in the Code Section 409A Regulations, including any modifications or amendments to such regulations.

2.40    Specific Payment Date - shall mean a specific date selected by an Eligible Executive that triggers a lump sum payment of a deferral or the start of installment payments for a deferral, as provided in Section 4.3. The Specific Payment Dates that are available to be selected by Eligible Executives shall be determined by the Plan Administrator, and the currently available Specific Payment Dates shall be reflected on the Election Forms that are made available from time to time by the Plan Administrator. In the event that an Election Form only provides for selecting a month or a calendar quarter and a year as the Specific Payment Date, the first day of the month or the first day of the calendar quarter that is selected shall be the Specific Payment Date. Notwithstanding the foregoing, the Specific Payment Date, if any, for a Special Bonus shall be the date, if any, provided in the award or grant letter or agreement awarding such bonus.

2.41   Stock - shall mean the Common Shares, $1.00 par value, of the Company.

2.42   Stock Unit Award - shall mean an award of Restricted Stock Units.

2.43    Termination Date - shall mean the date that a Participant’s active participation in this Plan terminates as defined in Section 3.3(a).

2.44    Unforeseeable Emergency – shall mean an unforeseeable emergency within the meaning of Section 409A of the Code as described in section 6.3 of the Plan.

2.45    U.S. – shall mean the United States, comprised of its 50 states, the District of Columbia, and its possessions (other than Puerto Rico).

2.46    Valuation Date - shall mean each date as specified by the Plan Administrator from time to time as of which Participant Accounts are valued in accordance with Plan procedures that are currently in effect. As of the Effective Date, the Plan shall have a Valuation Date for all Plan Participants as of the last day of each Plan Year. In addition, if a Participant is entitled to a distribution under Article VI, such Participant shall have a Valuation Date under the Plan that is the last day of the preceding calendar month. In accordance with procedures that may be adopted by the Plan Administrator, any current Valuation Date may be changed. Values (including any Earnings Credit) under the Plan are determined as of the close of a Valuation Date. If a Valuation Date is not a business day, then the Valuation Date will be the immediately preceding business day.

2.47    Vesting Schedule – shall mean the schedule under which a Participant’s Discretionary Employer Contribution Account becomes vested and nonforfeitable in accordance with Section 5.4.

2.48    Vested Account – shall mean the portion of a Participant’s Account that has become vested and nonforfeitable within the meaning of Section 5.4(a).

2.49    Written or “in Writing” – shall mean with respect to any documentation of an election or other action by a Participant or by the Plan Administrator, that such documentation be either in paper or, as permitted by the Plan Administrator, in electronic form; provided, however, that such documentation must be adequate to establish a right that is enforceable under applicable law.

2.50    Years of Service - shall mean with respect to any Participant or inactive Participant, the number of whole years of his periods of service, in which the Participant has completed 1,000 or more hours of employment with the Company in a Plan Year and considered an employee on the last day of the Plan Year.

ARTICLE III

ELIGIBILITY AND PARTICIPATION

3.1    Eligibility to Participate.

(a) In General.

(1) Participation in the Plan is limited to a select group of management of the Company, which is chosen annually by the Chief Administrative Officer or such other person as designated by the Plan Administrator. Participants shall be notified each calendar year (a “Plan Year”) of their eligibility to participate in the Plan. Such an individual shall be referred to as an Eligible Executive. Plan participation is subject to the timely submission of an Election Form by an Eligible Executive. Participation will be solicited by the Plan Administrator before the deadline for submitting the Election Form as determined by the type of Eligible Compensation a Participant intends to defer, or, in the case of an Eligible Participant who first becomes eligible for participation in the Plan after the beginning of the Plan Year, prior to the performance of services related to his/her Eligible Compensation. Any individual who becomes an Eligible Executive during a Plan Year (including an individual who previously was an Eligible Executive under the Plan, or who had similar status under another elective account balance plan of the Employer) may only be treated as an Eligible Executive for such Plan Year by satisfying the initial eligibility requirements of Treas. Reg. 1.409A-2(a)(7)(ii).

(2) Notwithstanding Paragraph (1) above, from time to time the Plan Administrator may modify, limit or expand the class of Executives eligible to defer hereunder, pursuant to criteria for eligibility that need not be uniform among all or any group of Executives; provided that the Plan Administrator may remove an Executive from eligibility to participate effective only as of the end of a Plan Year.

(b)    Each Eligible Executive becomes an active Participant on the date an amount is first withheld from his or her compensation pursuant to an Election Form submitted by the Executive to the Record-Keeper (or, if authorized, the Plan Administrator) under Section 4.1.

3.2    Termination of Eligibility to Defer. An individual’s eligibility to participate actively by making deferrals (or a deferral election) under Article IV shall cease upon the “Election Termination Date” (as defined below) occurring after the earliest of:

(a) Subject to Section 4.1(b), the date the Executive Separates from Service; or

(b) The date the Executive ceases to be eligible under criteria described in Section 3.1(a).

An individual’s “Election Termination Date” shall be a date as soon as administratively practicable following the date in subsection (a) or (b) (or such other date as may be determined in accordance with rules of the Plan Administrator); provided that an Election Termination Date shall not affect any election already made that otherwise has become irrevocable in accordance with the rules of this Plan. However, the occurrence of an Election Termination Date shall terminate any election that has been made that is not yet required to become irrevocable in order to be timely in accordance with Section 409A.

3.3    Termination of Participation. An individual, who has been an active Participant under the Plan, ceases to be a Participant on the date his or her Account is fully paid out; provided, however, even if a Participant’s Account is fully paid out, participation shall continue under the Plan if there is an expectation that the Participant shall be entitled to future benefits under the Plan or that a deferral will be credited to the Participant’s Account in the future (e.g., a deferral of Bonus Compensation, Performance Shares, or Performance Cash that is paid in a future year).

ARTICLE IV

DEFERRAL OF COMPENSATION

4.1   Deferral Election.

(a)    Deferrals of Base Compensation. Each Eligible Executive may make an election to defer under the Plan any whole dollar amount or any whole percentage of his or her Base Compensation in the manner described in Section 4.2, provided, however, that the amount or percentage of Base Compensation deferred may not exceed 85% of the Eligible Executive’s Base Compensation. A newly Eligible Executive may only defer the portion of his or her eligible Base Compensation that is earned for services performed after the date of his or her election. Subject to the foregoing sentence, any Base Compensation deferred by an Eligible Executive for a Plan Year shall be deducted each pay period during the Plan Year for which he or she has Base Compensation and is an Eligible Executive. Base Compensation paid after the end of a Plan Year for services performed during the final payroll period of the preceding Plan Year shall be treated as Base Compensation for services in the subsequent Plan Year.

(b)   Deferrals of Bonus Compensation and/or Performance Cash.

(1) General Rules. Each Eligible Executive may make an election to defer under the Plan any whole dollar amount or any whole percentage of his or her Bonus Compensation and/or Performance Cash (as the case may be) in the manner described in Section 4.2 provided that such election is made at least six months before the end of the Performance Period to which such Bonus Compensation and/or Performance Cash relates and further provided that such amount or percentage deferred may not exceed 100% of the Eligible Executive’s Bonus Compensation and/or Performance Cash. The percentage of Bonus Compensation and/or Performance Cash deferred by an Eligible Executive for a Plan Year will be deducted from his or her payment under the applicable compensation program at the time it would otherwise be paid, provided he or she satisfies all conditions for payment that would apply in the absence of a deferral. In addition, for the Plan Year in which the Participant incurs a Separation from Service, the Participant shall be eligible to defer Bonus Compensation and/or Performance Cash paid for the Performance Period that relates to the Plan Year in which the Participant incurred the Separation from Service or a subsequent Plan Year, if the Participant makes a valid and irrevocable deferral election prior to his or her Separation from Service.

(2) Special Bonuses. Notwithstanding Section 4.1(b)(1) above, the Employer shall determine the extent, if any, to which a Special Bonus is deferred.

(c)   Deferral of Stock Unit and/or Performance Share Award.

(1) The Plan Administrator may, in its sole discretion, authorize an Eligible Executive to elect to defer the ownership of Stock Unit Awards and/or Performance Share Awards issued under the 2008 Dana Incorporated Omnibus Incentive Plan or under the 2012 Dana Incorporated Omnibus Stock Incentive Plan. Any such election shall be made in writing in the form prescribed by the Plan Administrator, and shall be subject to such rules and procedures as shall be determined by the Plan Administrator in its sole discretion. In no event, however, shall any deferral be permitted to the extent prohibited by applicable law, including Section 409A of the Code.

(2) At the time of the deferral election described in this Section 4.1(c), the Participant must select the date for the issuance or receipt of the deferred Shares in accordance with the provisions of section 4.4 and 4.5. If the Participant does not select a date for the issuance of deferred Shares, the deferred Shares will be issued upon the Participant’s Separation from Service.

(3) Special Rules for newly Eligible Executives. An Eligible Executive that becomes an Eligible Executive during a Plan Year as a result of a promotion, because the Executive was hired by the Corporation or one of its subsidiaries during the year or in the year the Plan becomes effective, shall be eligible to defer Bonus Compensation, Performance Cash Award, Stock Unit Award or Performance Share Award earned for the Performance Period relating to the Plan Year in which he or she is promoted, hired or the year the Plan becomes effective, if the Eligible Executive completes an election form within the first 30 days of eligibility. If a newly Eligible Executive does not satisfy the requirements of the previous sentence, he or she shall not be eligible to defer Bonus Compensation, Performance Cash Award, Stock Unit Award or Performance Share Award earned for the Performance Period relating to the Plan Year in which the Eligible Executive becomes eligible.

(c) Election Form Rules. To be effective in deferring Eligible Compensation, an Eligible Executive’s Election Form must set forth the percentage of Base Compensation, Bonus Compensation, Performance Cash Award, Stock Unit Award, or Performance Share Award (whichever applies) to be deferred, the deferral period under Section 4.3, the form of payment under Section 4.4, and any other information that may be required by the Plan Administrator from time to time. In addition, the Election Form must meet the requirements of Section 4.2. It is contemplated that an Eligible Executive will specify the investment choice under Section 5.2 (in multiples of 1%) for the Eligible Executive’s deferral. However, this is not a condition for making an effective election.

4.2   Time and Manner of Deferral Election.

(a)    Deferrals of Base Compensation. An Eligible Executive must make a deferral election for a Plan Year with respect to Base Compensation no later than December 31 of the year prior to the Plan Year in which the Base Compensation would otherwise be paid. Notwithstanding the prior sentence, the Plan Administrator may adopt policies and procedures that encourage or require earlier submission of Election Forms, but in which case any requirement for the earlier submission of an Election Form may be waived (but not beyond the date specified by the first sentence of this subsection) by the Plan Administrator to prevent undue hardship for one or more Eligible Executives. If December 31 is not a business day, the deadline shall be the preceding day that is a business day. The Plan Administrator shall adopt procedures for individuals who are Eligible Executives as of Effective Date to submit Election Forms but in no event shall such election form be submitted after March 31, 2014. However, an individual who first becomes an Eligible Executive after Effective Date will have 30 days from the date the individual becomes an

Eligible Executive to make a deferral election with respect to Base Compensation that is earned for services performed after the election is received (the “30-Day Election Period”). The 30-Day Election Period may be used to make an election for Base Compensation that otherwise would be paid in the Plan Year in which the individual becomes an Eligible Executive. In addition, the 30- Day Election Period may be used to make an election for Base Compensation that would otherwise be paid in the next Plan Year (i.e., the Plan Year following when the individual becomes an Eligible Executive), if the individual becomes an Eligible Executive not later than December 31 of a Plan Year. Thus, if a Base Compensation deferral election for a Plan Year is made in reliance on the 30-day rule described in the flush language of section 4.2(c), then the Plan Administrator shall apply the restriction that the election may only apply to Base Compensation earned for services performed after the date the election is received.

(b)    (1) General rule. Deferrals of Bonus Compensation, Performance Cash Award and Performance Share Award. An Eligible Executive must make a deferral election with respect to his or her Bonus Compensation, Performance Cash Award and/or Performance Share Award at least six months prior to the end of the Performance Period for which the applicable Bonus Compensation, Performance Cash Award or Performance Share Award is paid, and this election will be the Eligible Executive’s bonus deferral election and/or his or her performance cash deferral election (as the case may be) for the Plan Year to which the Performance Period relates. This applies to both continuing Eligible Executives and individuals who newly become Eligible Executives. Accordingly, if an individual becomes an Eligible Executive during a Plan Year as a result of a promotion and is eligible to defer Bonus Compensation under Section 4.1(b) for such Plan Year, such Eligible Executive must make a deferral election for Bonus Compensation, Performance Cash or Performance Share Awards that is earned for the Performance Period that relates to the Plan Year in which he or she is promoted at least six months prior to the end of the applicable Performance Period. Notwithstanding the first sentence of this subsection, the Plan Administrator may adopt policies and procedures that encourage or require earlier submission of Election Forms for Bonus Compensation, Performance Cash and/or Performance Share Awards, but in which case any requirement for the earlier submission of an Election Form may be waived (but not beyond the date specified by the first sentence of this subsection) by the Plan Administrator to prevent undue hardship for one or more Eligible Executives.

(2) Special Bonuses. Notwithstanding, section 4.2(b)(1), above, a Special Bonus that is memorialized by a grant or award letter will be deferred as specified by the Employer in such award or grant letter.

(c)    Deferral of Stock Unit Award. An Eligible Executive must make a deferral election with respect to his or her Stock Unit Award with the first 30 days of the grant of the Stock Unit Award.

Notwithstanding the foregoing, an Eligible Executive may submit Election Forms to defer Eligible Compensation pursuant to this Section 4 in accordance with procedures adopted by the Plan Administrator but no later than thirty (30) days after the Effective Date, for the year in which the Plan is first effective, or, if later, within thirty (30) days after the date the Eligible Executive first becomes eligible to participate in the Plan provided, however, that the Bonus Compensation, the Performance Cash Award and the Performance Share Award is: (i) contingent on the satisfaction of organizational or individual performance criteria for the Performance Period that relates to the Plan Year, (ii) such criteria have been established in writing by not later than 90 days after the beginning of the applicable Performance Period or such later date as permitted under Section 409A of the Code, (iii) the Bonus Compensation, the Performance Cash Award and the Performance Share Award otherwise satisfies the requirements for performance-based compensation under Section 409A; and (iv) the deferral of the Bonus Compensation, the Performance Cash Award and/or the Performance Share Award is not otherwise prohibited by applicable law, including Section 409A of the Code.

(d)    General Provisions. A separate deferral election under (a) or (b) above must be made by an Eligible Executive for each category of a Plan Year’s compensation that is eligible for deferral. If a properly completed and executed Election Form is not actually received by the Record-Keeper (or, if authorized, the Plan Administrator) by the prescribed time in (a) and (b) above, the Eligible Executive will be deemed to have elected not to defer any Eligible Compensation for the applicable Plan Year. Except as provided in the next sentence, an election is irrevocable once received and determined by the Plan Administrator to be properly completed (and such determination shall be made not later than the last date for making the election in question). Increases or decreases in the amount or percentage a Participant elects to defer shall not be permitted during a Plan Year. Notwithstanding the foregoing, if a Participant receives a hardship distribution under a cash or deferred profit sharing plan that is sponsored by a member of the Dana Organization and such plan requires that deferrals under such plan be suspended for a period of time not less than six months following the hardship distribution, the Plan Administrator may cancel the Participant’s deferral election under this Plan so that no deferrals shall be made during such suspension period. If an election is cancelled because of a hardship distribution in accordance with the prior sentence, such cancellation shall permanently apply to the deferral election or elections for any Plan Year covered by such suspension period and the Participant will only be eligible to make a new deferral election for the Plan Year that begins after the end of the suspension period pursuant to the rules in Sections 4.1 and 4.2.

(e)    Set aside of assets. Individual Participant deferrals of Eligible Compensation and additions thereon will be reflected in book entries maintained by or on behalf of Dana, as set forth in Section V of this Plan. The existence of such book entries shall not create a trust of any kind, or a fiduciary relationship between Dana Limited, or any other member of the Dana Organization, any third party record keeper and the Participant, his/her designated beneficiary, or other beneficiaries provided for under this Plan. The bookkeeping entries represent an unsecured obligation of Dana Limited to pay deferred Eligible Compensation to a Participant at a future date.

If the Plan Administrator so determines, in its sole discretion, payments to a Participant or his/her designated beneficiary or any other beneficiary hereunder may be made from assets held in a Rabbi Trust (the “Trust”). If the Plan Administrator decides to establish and fund such a Trust, the assets thereof shall remain, for all purposes, a part of the general, unrestricted assets of Dana. No person shall have any interest in such assets by virtue of the Plan. Dana’s obligations hereunder shall be an unfunded and unsecured promise to pay money in the future. Any Participant having a right to receive payments pursuant to the provisions of this Plan shall have no greater rights than any unsecured general creditor of Dana. in the event of Dana’s insolvency or bankruptcy, and no person shall have nor acquire any legal or equitable right, claim or interest in or to any property or assets of Dana. In no event will the assets accumulated in the Trust be construed as creating a funded plan under the applicable provisions of ERISA, or under the Internal Revenue Code of 1986, as amended, or under the provisions of any other applicable statute or regulation.

(f)    Beneficiaries. A Participant may designate on the Election Form (or in some other manner authorized by the Plan Administrator) one or more Beneficiaries to receive payment, in the event of his or her death, of the amounts credited to his or her Account; provided that, to be effective, any Beneficiary designation must be in writing, signed by the Participant, and must meet such other standards (including any requirement for spousal consent) as the Plan Administrator or Record-Keeper shall require from time to time. The Beneficiary designation must also be filed with the Record-Keeper prior to the Participant’s death. An incomplete Beneficiary designation, as determined by the Record-Keeper or Plan Administrator, shall be void and of no effect. A Beneficiary designation of an individual by name remains in effect regardless of any change in the designated individual’s relationship to the Participant. Any Beneficiary designation submitted to the Record-Keeper that only specifies a Beneficiary by relationship shall not be considered an effective Beneficiary designation and shall be void and of no effect. If more than one Beneficiary is specified and the Participant fails to indicate the respective percentage applicable to two or more Beneficiaries, then each Beneficiary for whom a percentage is not designated will be entitled to an equal share of the portion of the Account (if any) for which percentages have not been designated. At any time, a Participant may change a Beneficiary designation for his or her Account in a writing that is signed by the Participant and filed with the Record-Keeper prior to the Participant’s death, and that meets such other standards as the Plan Administrator shall require from time to time. An individual who is otherwise a Beneficiary with respect to a Participant’s Account ceases to be a Beneficiary when all payments have been made from the Account.

4.3    Period of Deferral. An Eligible Executive making a deferral election shall specify a deferral period on his or her Election Form by designating either a Specific Payment Date or the date he or she incurs a Separation from Service. In no event shall an Eligible Executive’s deferral period end later than his or her 80th Birthday, regardless of whether the Participant chose a single lump sum or installments as the form of payment. Notwithstanding an Eligible Executive’s actual election of a Specific Payment Date, an Eligible Executive shall be deemed to have elected a period of deferral of not less than:

(a)    For Base Compensation: at least twenty-four (24) months after the end of the Plan Year during which the Base Compensation would have been paid absent the deferral; and

(b)    For Bonus Compensation and Performance Cash: at least twenty-four (24) months after the date the Bonus Compensation and Performance Cash would have been paid absent the deferral.

(c)    For Stock Unit Award: at least twenty-four (24) months after the date restrictions on the receipt of the Stock Unit Award would have lapsed and the stock award (or the cash equivalent) would have been distributed to the Participant absent the deferral.

In the case of a deferral to a Specific Payment Date, if an Eligible Executive’s Election Form either fails to specify a period of deferral or specifies a period less than the applicable minimum, the Eligible Executive shall be deemed to have selected a Specific Payment Date equal to the minimum period of deferral as provided in Subsections (a), (b) and (c) above.

Notwithstanding the foregoing, the deferral period for a Special Bonus shall be specified by the Employer in the award or grant letter or agreement providing such bonus.

4.4    Form of Deferral Payout. An Eligible Executive making a deferral election shall specify a form of payment on his or her Election Form by designating either a lump sum payment or installment payments to be paid over a period of no more than 10 years. If the Eligible Executive elects to receive payment in installments, the Eligible Executive shall be paid in cash and solely in annual installments. The amount of such annual installment shall consist of an amount that is equal to: (i) the balance of such Deferral Subaccount (determined in accordance with Section 6.10 as of the first annual payment date times (ii) a fraction, the numerator of which is one and the denominator of which is the number of remaining installment years (including the installment being paid). The first such installment shall be paid on the date specified under Article Six and each subsequent installment shall be paid on or about the anniversary of such first payment. Each such installment shall be deemed to be made on a pro rata basis from each of the different investments funds of the Deferral Subaccount (if there is more than one such investment funds). If an Eligible Executive elects installments for a period extending beyond 10 years, such election shall be treated as an election for installments over a period of whole and partial at the end of 10 years; provided that the amounts to be distributed in connection with the installments prior to the end of 10 years shall be determined in accordance with Section 6.10 and his or her election by assuming that the installments shall continue for the full number of installments with the entire remaining amount of the relevant Deferral Subaccount distributed at the end of 10 years. Notwithstanding the foregoing, the Employer shall specify the form of payment for a Special Bonus that has been deferred in the award or grant letter or agreement providing such bonus.

4.5   Second Look Elections.

(a)    In General. Subject to Subsection (b) below, a Participant who has made a valid deferral election in accordance with the foregoing provisions of this Article (including a valid deferral election under this subsection 4.5), or for whom a Special Bonus is deferred in accordance with terms specified by the Employer in the award or grant letter or agreement providing such bonus, may subsequently make another election regarding the time and/or form of payment of his or her deferral. This opportunity to modify the Participant’s deferral election is referred to as a “Second Look Election.”

(b)    Requirements for Second Look Elections. A Second Look Election must comply with all of the following requirements:

(1) If a Participant’s deferral election specified payment based on a Specific Payment Date, the Participant may only make a Second Look Election if the election is made at least 12 months before the Participant’s specified Specific Payment Date. A second Look Election may not take effect until at least 12 months after the date in which the Second Look Election is made. In addition, in this case the Participant’s Second Look Election must delay the payment of the Participant’s deferral to a new Specific Payment Date that is at least 5 years after the initial Specific Payment Date or, if later, any subsequent Specific Payment Date.

(2) If a Participant’s deferral election specified payment based on the Participant’s Separation from Service, the Participant may only make a Second Look Election if the election is made at least 12 months before the Participant’s Separation from Service. A second Look Election may not take effect until at least 12 months after the date in which the Second Look Election is made. In addition, in this case the Participant’s Second Look Election must delay the payment of the Participant’s deferral to the later of the 5th anniversary of the Participant’s Separation from Service or to a new Specific Payment Date that turns out to be at least 5 years after the Participant’s Separation from Service. If the Specific Payment Date selected in a Second Look Election turns out to be less than 5 years after the Participant’s Separation from Service, the Second Look Election will be deemed to be the 5th anniversary of the Participant’s Separation from Service.

(3) A Separation from Service may not be specified as the payout date resulting from a Second Look Election.

(4) A Participant may make Second Look Elections for each individual deferral, and all Second Look Elections must comply with all of the requirements of this Section 4.5.

(5) A Participant who changes the form of his or her payment election from lump sum to installments will be subject to the provisions of the Plan regarding installment payment elections in Section 4.4, and such installment payments must begin no earlier than 5 years after when the lump sum payment would have been paid based upon the Participant’s initial election. Accordingly, a Participant may not make a Second Look Election if the election would provide for installment payments to be made after the Participant’s 80th birthday.

(6) If a Participant’s initial election specified payment in the form of installments and the Participant wants to elect installment payments over a greater or lesser number of years, the election will be subject to the provisions of the Plan regarding installment payment elections in Section 4.4, and the first payment date of the new installment payment schedule must be no earlier than 5 years after the first payment date that applied under the Participant’s initial installment election. Accordingly, a Participant may not make a Second Look Election if the election would provide for installment payments to be made after the Participant’s 80th birthday.

(7) If a Participant’s initial election specified payment in the form of installments and the Participant wants to elect instead payment in a lump sum, the earliest payment date of the lump sum must be no earlier than 5 years after the first payment date that applied under the Participant’s initial installment election.

(8) For purposes of this Section, all of a Participant’s installment payments related to a specific deferral election shall be treated as a single payment.

A Second Look Election will be void and payment will be made based on the Participant’s deferral election then in effect under Sections 4.3, 4.4 and 4.5 if all of the provisions of the foregoing Paragraphs of this Subsection are not satisfied in full. However, if a Participant’s Second Look Election becomes effective in accordance with the provisions of this Subsection, the Participant’s prior election (or elections) shall be superseded (including any Specific Payment Date specified therein), and such prior election (or elections) shall not be taken into account with respect to the deferral that is subject to the Second Look Election.

(c)    Plan Administrator’s Role. Each Participant has the sole responsibility to elect a Second Look Election by contacting the Record-Keeper (or, if authorized, the Plan Administrator) and to comply with the requirements of this Section. The Plan Administrator or the Record-Keeper may provide a notice of a Second Look Election opportunity to some or all Participants, but the

Record-Keeper and Plan Administrator is under no obligation to provide such notice (or to provide it to all Participants, in the event a notice is provided only to some Participants). The Record- Keeper and the Plan Administrator have no discretion to waive or otherwise modify any requirement for a Second Look Election set forth in this Section or in Section 409A.

ARTICLE V

INTERESTS OF PARTICIPANTS

5.1   Accounting for Participants’ Interests.

(a)    Deferral Subaccounts. Each Participant shall have at least one separate Deferral Subaccount for each separate deferral of Base Compensation, Bonus Compensation, Performance Cash and Stock Unit Award made by the Participant under this Plan. Each Deferral Subaccount may relate to a separate and distinct time and form of payment from another Deferral Subaccount, subject to any limitations imposed by the Plan Administrator. A Participant’s deferral shall be credited as of the date of the deferral to his or her Account as soon as administratively practicable following the date the compensation would be paid in the absence of a deferral. Notwithstanding the above, the Plan Administrator reserves the right to combine or limit Deferral Subaccounts as it determines is reasonable to ease administration. A Participant’s Account is a bookkeeping device to track the value of the Participant’s deferrals (and his or her Employer’s liability therefor). No assets shall be reserved or segregated in connection with any Account, and no Account shall be insured or otherwise secured.

(b)    Account Earnings or Losses. As of each Valuation Date, a Participant’s Account shall be credited with earnings and gains (and shall be debited for expenses and losses) determined as if the amounts credited to his or her Account had actually been invested as directed by the Participant in accordance with this Article (as modified by Section 5.5, if applicable). The Plan provides only for “phantom investments,” and therefore such earnings, gains, expenses and losses are hypothetical and not actual. However, they shall be applied to measure the value of a Participant’s Account and the amount of his or her Employer’s liability to make deferred payments to or on behalf of the Participant.

(c)    Discretionary Employer Contributions. The Company may decide, in its sole discretion, from time to time, to create a Discretionary Employer Contribution Subaccount on behalf of an Eligible Executive and may determine, in its sole discretion, from time to time, the amount, if any, to credit such Subaccount (including earnings credits). The Plan Administrator shall communicate the amount of any such credit to the Eligible Executive.

5.2   Investment Options.

(a)    General. Each of a Participant’s Subaccounts shall be invested on a phantom basis in any combination of phantom investment options specified by the Participant (or following the Participant’s death, by his or her Beneficiary) from those offered by the Plan Administrator for this purpose from time to time. The Plan Administrator may discontinue any phantom investment option with respect to some or all Accounts, and it may provide rules for transferring a Participant’s phantom investment from the discontinued option to a specified replacement option (unless the Participant selects another replacement option in accordance with such requirements as the Plan Administrator may apply). Notwithstanding the preceding sentence, any Subaccounts consisting of Restricted Stock Units and awards, Performance Shares, or Performance Cash payable in shares of Dana Common Stock shall be invested exclusively in the Phantom Dana Common Stock Fund. No base salary deferrals or other cash deferrals can be invested in the Phantom Dana Common Stock Fund.

(b)    Phantom Investment Options. The basic phantom investment options offered under the Plan are as follows:

(1) Phantom Dana Common Stock Fund. To the extent Participant Subaccounts consist of Restricted Stock Units and awards, such awards exclusively are to be invested in this Phantom Dana Common Stock investment in the Dana Common Stock Fund with dividends reinvested in additional units of Phantom Dana Common Stock. An amount deferred into this option is converted to phantom units in the Dana Common Stock Fund by dividing such amount by the NAV of the fund on the Valuation Date as of which the amount is treated as invested in this option by the Plan Administrator. A Participant’s interest in the Phantom Dana Common Stock Fund is valued as of a Valuation Date (or a Distribution Valuation Date) by multiplying the number of phantom units credited to the Participant’s Account on such date by the NAV of a unit in the Dana Common Stock Fund on such date. If shares of Dana Common Stock change by reason of any stock split, stock dividend, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other any other corporate change treated as subject to this provision by the Plan Administrator, such equitable adjustment shall be made in the number and kind of phantom units credited to an Account or subaccount as the Plan Administrator may determine to be necessary or appropriate. In no event will shares of Dana Common Stock actually be purchased or held under this Plan, and no Participant shall have any rights as a shareholder of Dana Common Stock on account of an interest in this phantom option.

(2) Phantom Fixed Income Fund. Participant Accounts invested in this phantom option shall accrue a return equal to five percent (5%) per annum, compounded annually, or such other rate determined by the Plan Administrator, in his sole discretion, and communicated to Participants. As of the end of each Plan Year, the Plan Administrator shall analyze the current Earnings Rate to determine if the rate provides a market rate of interest. If the Earnings Rate is considered to provide a market rate of interest, then the Earnings Rate will remain the same for the following Plan Year under the Plan Administrator in its sole discretion decides to establish a different Earnings Rate that provides a market rate of interest. If, on the other hand, the Plan Administrator concludes, in its discretion, that the Earnings Rate does not provide for a market rate of interest, then the Plan Administrator must establish a new Earnings Rate to provide a market rate of interest, and such new Earnings Rate will apply for the following Plan Year. The determination of a market rate of interest shall be entirely within the discretion of the Plan Administrator and shall be based on such factors as the Plan Administrator determines to consider (e.g., the current 30-year Treasury Bond yield, the Russell 2000 index fund, the current yield on a certificate of deposit equal to the remaining time period for the average Participant to reach Retirement and the Account balance for the average Participant).

(3) Other Funds. From time to time, the Plan Administrator shall designate which (if any) other investment options shall be available as phantom investment options under this Plan. These phantom investment options shall be described in materials provided to Participants from time to time. Any of these phantom investment options shall be administered under procedures implemented from time to time by the Plan Administrator. Unless otherwise specified in these materials or procedures, in the case of any such phantom investment option that is based on a unitized fund, an amount deferred or transferred into such option is converted to phantom units in the applicable fund of equivalent value by dividing such amount by the NAV of a unit in such fund on the Valuation Date as of which the amount is treated as invested in this option by the Plan Administrator. Thereafter, a Participant’s interest in each such phantom option is valued as of a Valuation Date (or a Distribution Valuation Date) by multiplying the number of phantom units credited to his or her Account on such date by the NAV of a unit in such fund on such date.

5.3   Method of Allocation.

(a)    Deferral Elections. With respect to any deferral election by a Participant, the Participant may use his or her Election Form to allocate the deferral in one percent increments among the phantom investment options then offered by the Plan Administrator. If an Election Form related to an original deferral election specifies phantom investment options for less than 100% of the Participant’s deferral, the Record-Keeper shall allocate the Participant’s deferrals to the Phantom Fixed Income Fund to the extent necessary to provide for investment of 100% of the Participant’s deferral. If an Election Form related to an original deferral election specifies phantom investment options for more than 100% of the Participant’s deferral, the Record-Keeper shall prorate all of the Participant’s investment allocations to the extent necessary to reduce (after rounding to whole percents) the Participant’s aggregate investment percentages to 100%.

(b)    Fund Transfers. A Participant may reallocate previously deferred amounts in a Deferral Subaccount by properly completing and submitting a fund transfer form provided by the Plan Administrator or Record-Keeper and specifying, in one percent increments, the reallocation of his or her Deferral Subaccount among the phantom investment options then offered by the Plan Administrator for this purpose. (The rules relating to non-paper formats for Election Forms shall also apply to the fund transfer form.) If a fund transfer form provides for investing less than or more than 100% of the Participant’s Deferral Subaccount, it will be void and disregarded. Any transfer form that is not void under the preceding sentence shall be effective as of the Valuation Date next occurring after its receipt by the Record-Keeper, but the Plan Administrator or Record- Keeper may also specify a minimum number of days in advance of which such transfer form must be received in order for the form to become effective as of such next Valuation Date. If more than one fund transfer form is received on a timely basis, the form that the Plan Administrator or Record-Keeper determines to be the most recent shall be followed.

(c)    Phantom Dana Common Stock Fund Restrictions. Notwithstanding the preceding provisions of this Section, the Plan Administrator may at any time alter the effective date of any investment or allocation involving the Phantom Dana Common Stock Fund pursuant to Section 9.2(b)(1) and (2) (relating to safeguards against insider trading). The Plan Administrator may also, to the extent necessary to ensure compliance with Rule 16b-3(f) of the Act, arrange for tracking of any such transaction defined in Rule 16b-3(b)(1) of the Act and bar any such transaction to the extent it would not be exempt under Rule 16b-3(f). The Company may also impose blackout periods pursuant to the requirements of the Sarbanes-Oxley Act of 2002 whenever the Company determines that circumstances warrant. Further, the Company may impose quarterly blackout periods on insider trading in the Phantom Dana Common Stock Fund as needed (as determined by the Company), timed to coincide with the release of the Company’s quarterly earnings reports. The commencement and termination of these blackout periods in each quarter, the parties to which they apply and the activities they restrict shall be as set forth in the official insider trading policy promulgated by the Company from time to time. These provisions shall apply notwithstanding any provision of the Plan to the contrary except Section 10.3 (relating to compliance with Section 409A).

5.4    Vesting of a Participant’s Account. Subject to Section 5.5 and 5.6, a Participant’s interest in the value of his or her Account shall at all times be 100 percent vested, which means that it will not forfeit as a result of his or her Separation from Service. Notwithstanding the foregoing, a Participant’s interest in the value of his or her Account attributable to a Special Bonus shall become vested in accordance with the terms specified by the Employer in the award or grant letter or agreement providing such bonus.

The Record-Keeper shall determine the value of all accounts maintained under the terms of the Plan on the close of each business day.

The Record-Keeper shall provide each Participant with access to a statement of his or her individual Deferral Subaccounts reflecting adjustments to such accounts during the period from the last statement date. Such statement shall be up-dated as soon as administratively feasible following the end of each calendar quarter.

5.5    Forfeiture of Earnings for Prohibited Misconduct. Notwithstanding any other provision of this Plan to the contrary, if the Plan Administrator determines that a Participant has engaged in Prohibited Misconduct at any time prior to the second anniversary of his or her Separation from Service, the Participant shall forfeit all current and future net earnings and gains that have been or will be credited to his or her Account under the provisions of Sections 5.1(b) and/or 7.10, and his or her Account balance shall be adjusted to reflect such forfeiture. Accordingly, a Participant who has engaged in Prohibited Misconduct during such period shall only be eligible to receive a distribution of the lesser of: (a) the aggregate amount of his or her Base Compensation and Bonus Compensation deferrals under this Plan (the “Affected Deferrals”), or (b) the net value of the Participant’s Affected Deferrals as of the date the Plan Administrator determines that the Participant has engaged in Prohibited Misconduct.

5.6    Vesting of Discretionary Employer Credit Account. Except as may be provided in an individual award letter or agreement with respect to the portion of a Participant’s Account attributable to a Special Bonus, a Participant shall be vest in the amounts credited to his or her Discretionary Employer Credit Account as set forth below:

Vesting Percentage	Years of Service
0%	0
0%	1
0%	2
100%	3

5.7    Accelerated Vesting. Except as may be provided in an individual award letter or agreement with respect to the portion of a Participant’s Account attributable to a Special Bonus, a Participant shall become fully (100%) vested in his or her Account upon death, Disability or a Change in Control regardless of Years of Service.

ARTICLE VI

DISTRIBUTION OF BENEFITS

6.1    Distribution of Benefits. In general, a Participant shall receive a distribution from his or her Account in the form and manner as described in this Article VI.

6.2    Permitted Acceleration of Distribution. Notwithstanding the timing provisions pursuant to section 4.4, the time of a distribution of a Participant’s Vested Account shall be accelerated in the following circumstances (but only to the extent permitted under the Code Section 409A Regulations):

(a)    Payment shall be made to the extent necessary to comply with a domestic relations order (as defined in Code Section 414(p)(1)(B)) that meets the requirements of the Company’s domestic relations order procedures applicable to non-qualified plans, if such payment is made to an individual other than the Participant.

(b)    Payment shall be made to the extent necessary to comply with an ethics agreement with the federal government or to the extent reasonably necessary to avoid the violation of an applicable federal, state, local, or foreign ethics law or conflicts of interest law (including where such payment is reasonably necessary to permit the Participant to participate in activities in the normal course of his or her position in which the Participant would otherwise not be able to participate under an applicable rule).

(c)    Payment of a Participant’s entire Account may be made in the form of a lump sum payment that does not exceed a specified amount, provided any action by the Company causing such lump sum payment to be made to a Participant is evidenced in written form and executed by an authorized officer of the Company no later than the date such lump sum payment is made, and provided that that such lump sum payment results in the termination and liquidation of the entirety of the Participant’s Account under the Plan, and his or her deferred compensation benefits under all other agreements, methods, programs, or other arrangements with respect to which deferrals of compensation are treated as having been deferred under a single nonqualified deferred compensation plan under Section 1.409A-1(c)(2) of the Code Section 409A Regulations; and provided further that the total payment to the Participant (under the Plan and all other arrangements treated as a single nonqualified deferred compensation plan) is not in excess of the applicable dollar amount under Code Section 402(g)(1)(B).

(d)    Payment is permitted to the extent necessary to satisfy any applicable federal, state and local income tax withholding and federal payroll withholding requirements pursuant to provisions of Code Section 409A and the regulations thereunder, related to benefits provided in the Plan.

(e)    Payment of a Participant’s entire Account shall be made in the event of the failure of the Plan (or failure of any other plan required to be aggregated with the Plan pursuant to regulations published under Code Section 409A) to meet the requirements of Code Section 409A.

6.3    Distribution on Account of An Unforeseeable Emergency. A Participant who incurs an unforeseeable emergency may apply to the Committee for an immediate distribution from his or her Vested Account in an amount necessary to satisfy such financial hardship and the tax liability attributable to such distribution, subject to the rules set forth below.

(a)    Consistent with Section 409A of the Code, an unforeseeable emergency will be deemed to have occurred if the Participant undergoes a severe financial hardship resulting from an illness or accident of the Participant or his or her spouse, the Participant’s beneficiary, or his or her dependent (as defined in Code Section 152, without regard to Code Sections 152(b)(1), (b)(2), and (d)(1)(B)); loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, not as a result of a natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the employee. In addition, the need to pay for the funeral expenses of a spouse, a beneficiary, or a dependent may also constitute an unforeseeable emergency.

(b)    A distribution on account of unforeseeable emergency may not be made to a Participant to the extent that such emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not cause severe financial hardship, or by cessation of deferrals under the plan, if applicable.

(c)    Distributions because of an unforeseeable emergency must be limited to the amount reasonably necessary to satisfy the emergency need (which may include amounts necessary to pay any federal, state, local, or foreign income taxes or penalties reasonably anticipated to result from the distribution). Determinations of amounts reasonably necessary to satisfy the emergency need must take into account any additional compensation that is available by reason of the cancellation of the Participant’s deferral election, if applicable, upon a payment due to an unforeseeable emergency, which cancellation shall be implemented to the extent permitted or required under the Code Section 409A Regulations, and to the extent required under the Plan.

6.4    Distributions Based on a Specific Payment Date. This Section shall apply to distributions that are to be made upon the occurrence of a Specific Payment Date. In the event a Participant’s Specific Payment Date for a Deferral Subaccount is reached before (i) the Participant’s Disability, (ii) the Participant’s Separation from Service, or (iii) the Participant’s death, such Deferral Subaccount shall be distributed based on the occurrence of such Specific Payment Date in accordance with the following terms and conditions:

(a)    If a Participant’s Deferral Subaccount is to be paid in the form of a lump sum pursuant to Section 4.4 or 4.5, whichever is applicable, the Deferral Subaccount shall be valued as of the last Distribution Valuation Date that occurs on or immediately precedes the Participant’s Specific Payment Date, and the resulting amount shall be paid in a single lump sum on the Specific Payment Date.

(b)    If a Participant’s Deferral Subaccount is to be paid in the form of installments pursuant to Section 4.4 or 4.5, whichever is applicable, the Participant’s first installment payment shall be paid on the Specific Payment Date. Thereafter, installment payments shall continue in accordance with the schedule elected by the Participant (subject to the provisions of this Plan that constrain such elections), except as provided in Sections 6.3, 6.5, 6.6, and 6.7 (relating to distributions upon Separation from Service, Disability, death, or Unforeseeable Emergency). The amount of each installment shall be determined under Section 6.10. Notwithstanding the preceding provisions of this Subsection, if before the date the last installment distribution is processed for payment the Participant Separates from Service or the Participant would be entitled to a distribution in accordance with Section 6.6 or 6.7 (relating to distributions on account of Disability or death) and the Participant has not yet attained Normal Retirement Age, the remaining balance of the Participant’s Deferral Subaccounts that would otherwise be distributed based on such Specific Payment Date shall instead be distributed in accordance with Section 6.5, 6.6 or 6.7 (relating to distributions on account of Separation from Service, Disability or death), whichever applies, but only to the extent it would result in an earlier distribution of the Participant’s Subaccounts in the case of Section 6.6 or Section 6.7.

6.5    Distributions on Account of a Separation from Service. A Participant’s Vested Account shall be distributed upon the occurrence of a Participant’s Separation from Service (other than for Disability or death) in accordance with the terms and conditions of this Section. When used in this Section, the phrase “Separation from Service” shall only refer to a Separation from Service that is not for Disability or death. The rules of this Section shall be effective for Specific Payment Dates and Separations from Service.

(a)    Subject to Subsection (c), for those Deferral Subaccounts that have a Specific Payment Date that is after the Participant’s Separation from Service, and the Participant’s Separation from Service is before attainment of Normal Retirement Age, such Deferral Subaccounts shall be distributed in a single lump sum payment on the first day of the calendar quarter that follows the Participant’s Separation from Service. If the Participant has obtained Normal Retirement Age, such Deferral Subaccounts shall be distributed in the form elected by the Participant in his or her Election Forms for such Subaccounts, commencing on the first day of the calendar quarter that follows the Participant’s Separation from Service. Notwithstanding the foregoing, effective for Eligible Compensation credited to the Participant’s Deferral Subaccount relating to services performed on or after January 1, 2018, such amounts credited to the Participant’s Deferral Subaccount shall be distributed in the form elected in his or her Election Forms regardless of whether the Participant’s Separation from Service occurs before or after the Participant has obtained Normal Retirement Age.

(b)    Subject to Subsection (c), if the Participant has not yet attained Normal Retirement Age and the Participant’s Separation from Service is on or after the Specific Payment Date (including a Specific Payment Date resulting from a Second Look Election) applicable to a Participant’s Deferral Subaccount and the Participant has selected installment payments as the form of distribution for the Deferral Subaccount, then such Deferral Subaccount shall be distributed as follows:

(1) If the first installment payment has been processed prior to the Participant’s Separation from Service, then the Participant’s installment payment election shall be void and the Participant shall be paid a single lump sum distribution for the remaining balance of the Deferral Subaccount based upon the provisions of Subsection (a) above; and

(2) If the first installment payment has not yet been processed prior to the Participant’s Separation from Service, then the Participant’s installment payment election shall be void and the Participant shall be paid a single lump sum distribution for the Deferral Subaccount based upon the provisions of Subsection (a) above.

If the Participant has attained Normal Retirement Age, the Participant will continue to receive installment payments in accordance with his or her Election Forms.

Notwithstanding the foregoing, effective for Eligible Compensation credited to the Participant’s Deferral Subaccount relating to services performed on or after January 1, 2018, such amounts credited to the Participant’s Deferral Subaccount shall continue to be distributed to the Participant in installments in accordance with his or her Election Forms regardless of whether the Participant’s Separation from Service occurs before or after the Participant has obtained Normal Retirement Age.

(c)    If the Participant is classified as a Key Employee at the time of the Participant’s Separation from Service (or at such other time for determining Key Employee status as may apply under Section 409A), then such Participant’s Account shall not be paid, as a result of the Participant’s Separation from Service, earlier than the first day of the calendar quarter that is at least 6 months after the Participant’s Separation from Service.

(d)    If a Participant has Separated from Service, the Participant’s entire Account balance has been distributed under this Article VI as a result of such Separation from Service, and later the Participant’s Account is credited with a deferral of compensation that was not available for credit before the time the Participant’s Account was previously paid out (e.g., Bonus Compensation), then the new balance of such Participant’s Account shall be distributed as a result of such prior Separation from Service and the distribution shall be made in a single lump sum payment on the first day of the calendar quarter that follows the date that the deferral was credited to the Participant’s Account, subject however to the rules of subsection (c).

6.6    Distribution on Account of Disability. If a Participant incurs a Disability, the entire value of his or her Vested Account shall be distributed in accordance with the terms and conditions of this Section without regard to whether the Participant has attained Normal Retirement Age.

(a)    The value of the Participant’s Vested Account under the Plan shall be distributed in the form of a single lump sum payment. Any distribution pursuant to this Section 6.6 will occur following the determination of the Disability as approved by the Plan Administrator.

(b)    If the Participant is receiving installment payments at the time of the Participant’s Disability, such installment payments shall continue to be paid in accordance with the provisions of the Participant’s applicable deferral election until the time that the lump sum payment can be paid under the provisions of Subsection (a). Immediately prior to the time that such lump sum payment is scheduled to be paid, all installment payments shall cease and the remaining balance of the Participant’s Vested Account shall be distributed at the time specified in Subsection (a) in a single lump sum.

6.7   Distributions on Account of Death.

(a)    If a Participant dies with a balance credited to his or her Vested Account, such balance shall be paid to the applicable beneficiary or beneficiaries in a single lump sum and shall be paid without regard to whether the Participant has attained Normal Retirement Age.

(b)    Any distributions pursuant to this Section 6.7 will occur following the date of death and receipt by the Company of acceptable proof of the Participant’s death and approval by the Committee.

(c)    Notwithstanding the above, if no beneficiary designation is on file with the Company at the time of death of the Participant or such designation is not effective for any reason then the designated beneficiary to receive such benefits shall be as follows:

(1) the participant’s Qualified Spouse; or

(2) if there is no surviving Qualified Spouse, then to the Participant’s estate.

If a Beneficiary dies before the Vested Account is distributed, the Vested Account shall be paid to the beneficiary’s estate.

All decisions made by the Plan Administrator in good faith and based upon affidavit or other evidence satisfactory to the Plan Administrator regarding questions of fact in the determination of the identity of such Beneficiary(ies) shall be conclusive and binding upon all parties, and payment made in accordance therewith shall satisfy all liability hereunder.

6.8    In-service Withdrawals and Distributions. Except as provided in Sections 6.3 and 6.4, in-service withdrawals and distributions of any kind shall not be permitted.

6.9    Distributions on Account of a Change in Control. Following a Change in Control of the Corporation, the entire value of his or her Vested Account shall be distributed to the Participant in the form of a single lump sum. Any distribution pursuant to this Section 6.9 will occur following the determination of a Change in Control as approved by the Committee. For purposes of this paragraph, a Change in Control shall be deemed to have occurred if, and only if, it is determined as of the relevant date that a “change in ownership or effective control” of the Corporation has occurred for purposes of Code Section 409A (taking into account applicable provisions of the Code Section 409A Regulations, as such may be modified from time to time, and taking into account also any other guidance as may be issued by the IRS or the Treasury regarding this definition).

6.10    Valuation of Distributions. All distributions under the Plan and pursuant to this Article VI shall be based upon the value of the Participant's Account at the end of the calendar month preceding the date of the distribution.

6.11    Timing of Distributions. Any lump sum payment that becomes distributable in accordance with an event in this Article VI shall be made as soon as administratively feasible following the event, but no later than 90 days following the date the benefit is payable under this Article and no earlier than the 15th day of the month following the event that gives rise to the distribution.

6.12    Special Deferral Election. Notwithstanding any provision to the contrary in the Plan, including this Article VI, the Plan Administration, in its sole discretion, may allow a Participant’s original distribution election to supersede a distribution that would otherwise occur upon his or her Separation From Service provided that such election is made as part of the Participant’s original deferral election and the Plan Administrator accepts such election prior to the deadline for submitting such deferral election.

ARTICLE VII

AMENDMENT AND TERMINATION OF PLAN

7.1    Amendments Generally. The Company reserves the right to amend the Plan at any time. No amendment, however, may reduce the amount credited to Accounts at the time of the amendment’s adoption, except as may otherwise be required by law. Without limiting the generality of the foregoing, the Committee may amend the investment procedures and investment alternatives available under the Plan and the distribution provisions of Article VI which the Committee deems appropriate or advisable in order to avoid the current income taxation of amounts deferred under the Plan which might otherwise occur as a result of changes to the tax laws and regulations governing deferred compensation arrangements..

7.2    Right to Terminate. The Company may terminate the Plan at any time in whole or in part.

(a)    Limitations. Except for such modifications, limitations or restrictions as may otherwise be required to avoid current income taxation or other adverse tax consequences as a result of changes to the tax laws and regulations applicable to the Plan, no such plan amendment or plan termination authorized by the Committee shall adversely affect the benefits accrued to date under the Plan or otherwise reduce the then outstanding balances credited to Accounts or otherwise adversely affect the distribution provisions in effect for those Accounts, and all amounts deferred prior to the date of any such plan amendment or termination shall, subject to the foregoing exception, continue to become due and payable in accordance with the distribution provisions of Article VII as in effect immediately prior to such amendment or termination. Termination of the Plan shall not serve to reduce the amount credited to an Account at the time of termination.

(b)    Right to make lump sum distributions upon termination. Notwithstanding the above, the Company may terminate the Plan and distribute the Participant’s credited Accounts in the form of a single lump sum. Such a Plan termination may occur only if the conditions set forth below are met, consistent with the requirements of Code Section 409A and the Code Section 409A Regulations:

(1)    The termination and liquidation does not occur proximate to a downturn in the financial health of the Company;

(2)    The Company terminates and liquidates all agreements, methods, programs, and other arrangements sponsored by the Company that would be aggregated with the Plan under applicable provisions of the Code Section 409A Regulations assuming a Participant in the Plan also had deferrals credited under all such other agreements, methods, programs;

(3)    No payments in liquidation of the plan are made within 12 months of the date the Company takes all necessary action to irrevocably terminate and liquidate the Plan (other than amounts distributed under the terms of the Plan without regard to the action to terminate and liquidate the Plan);

(4)    All payments in liquidation of the Plan are made within 24 months of the date the Company takes all necessary action to irrevocably terminate and liquidate the Plan; and

(5)    The Company does not adopt a new plan that would be aggregated with the Plan under applicable provisions of the Code Section 409A Regulations if assuming a Participant participated in both plans, at any time within three years following the date the Company takes all necessary action to irrevocably terminate and liquidate the Plan.

ARTICLE VIII

CLAIMS PROCEDURE

8.1    Claims for Benefits.

If a Participant, Beneficiary or other person (hereafter, “Claimant”) does not receive timely payment of any benefits which he or she believes are due and payable under the Plan, he or she may make a claim for benefits to the Plan Administrator. The claim for benefits must be in writing and addressed to the Plan Administrator. If the claim for benefits is denied, the Plan Administrator will notify the Claimant within 90 days after the Plan Administrator initially received the benefit claim. However, if special circumstances require an extension of time for processing the claim, the Plan Administrator will furnish notice of the extension to the Claimant prior to the termination of the initial 90-day period and such extension may not exceed one additional, consecutive 90-day period. Any notice of a denial of benefits shall advise the Claimant of the basis for the denial, any additional material or information necessary for the Claimant to perfect his or her claim, and the steps which the Claimant must take to appeal his or her claim for benefits.

8.2    Appeals of Denied Claims.

Each Claimant whose claim for benefits has been denied may file a written appeal for a review of his or her claim by the Plan Administrator. The request for review must be filed by the Claimant within 60 days after he or she received the notice denying his or her claim. The decision of the Plan Administrator will be communicated to the Claimant within 60 days after receipt of a request for appeal. The notice shall set forth the basis for the Plan Administrator’s decision. However, if special circumstances require an extension of time for processing the appeal, the Plan Administrator will furnish notice of the extension to the Claimant prior to the termination of the initial 60-day period and such extension may not exceed one additional, consecutive 60-day period. In no event shall the Plan Administrator’s decision be rendered later than 120 days after receipt of a request for appeal.

8.3    Special Claims Procedures for Disability Determinations.

Notwithstanding Sections 8.1 and 8.2, if the claim or appeal of the Claimant relates to Disability benefits, such claim or appeal shall be processed pursuant to the applicable provisions of Department of Labor Regulation Section 2560.503-1 relating to Disability benefits, including Sections 2560.503-1(d), 2560.503-1(f)(3), 2560.503-1(h)(4) and 2560.503-1(i)(3).

8.4    Time Limit on Filing Claims. Any claim for benefits must be filed with the Plan Administrator within six months of when the benefits were due or such claim will be forever barred. If a Participant’s claim for benefits is denied in whole or in part, such Participant may file suit only in a state or federal court in Lucas County, Ohio. Before such Participant may file suit in a state or federal court, Participant must exhaust the Plan’s administrative claims procedure. If any such judicial or administrative proceeding is undertaken, the evidence presented will be strictly limited to the evidence timely presented to the Plan Administrator. In addition, any such judicial or administrative proceeding must be filed within six (6) months after the Plan Administrator’s final decision or such claim will be forever barred.

8.5    Time Limit for Filing Suit for Judicial Review. Any lawsuit filed to recover benefits pursuant to the judicial review provision in ERISA section 502(a)(1)(B), 29 U. S. C. section 1132(a)(1)(B), must be filed within two years after the Participant or beneficiary knows or should have known of his or her claim for benefits.

ARTICLE IX

ADMINISTRATION OF THE PLAN

9.1    Powers and Duties of the Plan Administrator.

(a)    The Investment Committee. The Investment Committee (or any successor committee Dana may appoint to serve the same functions) shall have overall responsibility and authority as the Plan Administrator to manage and control the operation and administration of the Plan and may designate one or more individuals to carry out the Investment Committee’s Plan responsibilities.

(b)    Plan Administrator. The Plan Administrator shall administer the Plan and shall have all powers necessary for that purpose, including, but is not limited to, the full discretion, authority, and power to interpret the Plan, to determine the eligibility, status, and rights of all persons under the Plan and in general to decide any dispute. The Plan Administrator or its delegate shall maintain all records of the Plan. The Plan Administrator’s specific powers shall include, but is not limited to, the following:

(1)    To determine the amounts and the rights of Participants and beneficiaries to participate in the Plan and to receive Plan benefits; to take any actions necessary to assure timely payment of benefits to any Participant or beneficiary eligible to receive benefits under the Plan; and to assure a full and fair review for any Participant who is denied a claim to any benefit under the Plan;

(2)    To employ other persons to render advice and assistance with respect to the Plan, including calculation of benefits and administration of the Plan, and the employment of legal counsel;

(3)    To file with the Secretary of Labor all pertinent documents;

(4)    To maintain all records necessary for verification of information required to be filed with the appropriate regulatory authorities;

(5)    To comply with all duties required by ERISA, or any other applicable law, in the administration of the Plan;

(6)    In the event of the termination of the Plan, to report to all necessary parties all available information regarding benefits and amounts to be distributed to each Participant and beneficiary; and

(7)    To operate and administer the Plan with respect to all matters.

(8)    Notwithstanding any other provision of this Plan except Section 10.3 (relating to compliance with Section 409A), the Plan Administrator or the Record-Keeper may take any action the Plan Administrator deems is necessary to assure compliance with any policy of the Company respecting insider trading as may be in effect from time to time. Such actions may include altering the effective date of intra-fund transfers or the distribution date of Deferral Subaccounts. Any such actions shall alter the normal operation of the Plan to the minimum extent necessary.

The Plan Administrator has the exclusive and discretionary authority to construe and to interpret the Plan, to decide all questions of eligibility for benefits, to determine the amount and manner of payment of such benefits and to make any determinations that are contemplated by (or permissible under) the terms of this Plan, and its decisions on such matters will be final and conclusive on all parties. Any such decision or determination shall be made in the absolute and unrestricted discretion of the Plan Administrator, even if (1) such discretion is not expressly granted by the Plan provisions in question, or (2) a determination is not expressly called for by the Plan provisions in question, and even though other Plan provisions expressly grant discretion or call for a determination. As a result, benefits under this Plan will be paid only if the Plan Administrator decides in its discretion that the applicant is entitled to them. In the event of a review by a court, arbitrator or any other tribunal, any exercise of the Plan Administrator’s discretionary authority shall not be disturbed unless it is clearly shown to be arbitrary and capricious.

The Committee may delegate any or all of its responsibilities under the Plan to such individual(s) or entities selected by the Committee in its sole discretion.

9.2    Section 16 Compliance.

(a)    In General. This Plan is intended to be a formula plan for purposes of Section 16 of the Act. Accordingly, in the case of a deferral or other action under the Plan that constitutes a transaction that could be covered by Rule 16b-3(d) or (e), if it were approved by the Company’s Board or Compensation Committee (“Board Approval”), it is intended that the Plan shall be administered by delegates of the Compensation Committee, in the case of a Participant who is subject to Section 16 of the Act, in a manner that will permit the Board Approval of the Plan to avoid any additional Board Approval of specific transactions to the maximum possible extent.

(b)    Approval of Distributions. This Subsection shall govern the distribution of a deferral that (i) is wholly or partly invested in the Phantom Dana Common Stock Fund at the time the deferral would be valued to determine the amount of cash to be distributed to a Participant, (ii) either was the subject of a Second Look Election or was not covered by an agreement, made at the time of the Participant’s original deferral election, that any investments in the Phantom Dana Common Stock Fund would, once made, remain in that fund until distribution of the deferral, (iii) is made to a Participant who is subject to Section 16 of the Act at the time the interest in the Phantom Dana Common Stock Fund would be liquidated in connection with the distribution, and (iv) if paid at the time the distribution would be made without regard to this subsection, could result in a violation of Section 16 of the Act because there is an opposite way transaction that would be matched with the liquidation of the Participant’s interest in the Dana Common Stock Fund (either as a “discretionary transaction,” within the meaning of Rule 16b-3(b)(1), or as a regular transaction, as applicable) (a “Covered Distribution”). In the case of a Covered Distribution, if the liquidation of the Participant’s interest in the Phantom Dana Common Stock Fund in connection with the distribution has not received Board Approval by the time the distribution would be made if it were not a Covered Distribution, or if it is a discretionary transaction, then the actual distribution to the Participant shall be delayed only until the earlier of:

(1) In the case of a transaction that is not a discretionary transaction, Board Approval of the liquidation of the Participant’s interest in the Phantom Dana Common Stock Fund in connection with the distribution, and

(2) The date the distribution would no longer violate Section 16 of the Act, e.g., when the Participant is no longer subject to Section 16 of the Act, when the Deferral Subaccount related to the distribution is no longer invested in the Phantom Dana Common Stock Fund or when the time between the liquidation and an opposite way transaction is sufficient.

9.3    Conformance with Section 409A.

At all times during each Plan Year, this Plan shall be operated (a) in accordance with the requirements of Section 409A, In all cases, the provisions of this Section shall apply notwithstanding any contrary provision of the Plan that is not contained in this Section.

ARTICLE X

MISCELLANEOUS

10.1    Unfunded Plan. This Plan is an unfunded deferred compensation arrangement for Eligible Employees. While it is the intention of the Company that this Plan shall be unfunded for federal tax purposes and for purposes of Title I of ERISA, the Company may establish a grantor trust to satisfy part or all of its Plan payment obligations so long as the Plan remains unfunded for federal tax purposes and for purposes of Title I of ERISA. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any employee or other person. To the extent any person acquires a right to receive a payment from the Company under the Plan, such right shall be no greater than that of an unsecured general creditor of the Company.

10.2    Nonguarantee of Employment. Nothing contained in the Plan shall be construed as a contract of employment between the Company and any Participant, or as a right of any Participant to be continued in the employment of the Company, or as a limitation of the right of the Company to discharge any Participant with or without cause.

10.3   Nonalienation of Benefits.

(a)    Except as provided in Sections 6.2(a) or 6.2(b) or as may be required by law, benefits payable under the Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, whether voluntary or involuntary. Any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any right to benefits under the Plan shall be void. The Company shall not in any manner be liable for, or subject to, the debts, contracts, liabilities, engagements or torts of any person entitled to benefits under the Plan.

(b)    Notwithstanding the provisions of Section 10.3(a) above, if a Participant is indebted to the Company at any time when payments are to be made by the Company to the Participant under the provisions of the Plan, the Company shall have the right to reduce the amount of payment to be made to the Participant (or the Participant’s beneficiary) to the extent of such indebtedness. Any election by the Company not to reduce such payment shall not constitute a waiver of its claim for such indebtedness.

10.4    Withholding of Taxes. The Company may deduct or withhold from any payments to be made under the Plan any Federal, state, local income or employment taxes as required under applicable laws to be withheld (including under Code Section 409A), or may instead require the Participant or Beneficiary, as the case may be, to pay any such amount, or the balance of any such amount.

10.5    FICA Taxes, Payment of Tax Obligation, and Account Reduction.

(a)    Calculation of FICA Taxes. The Company shall calculate the applicable FICA taxes (and any other taxes) that are due and shall pay such taxes to the applicable tax authorities as provided by law including Treasury Regulation Section 31.3121(v)(2)-1. The amount of the applicable taxes including FICA taxes that are the responsibility of the Participant pursuant to Code Section 3101 (and any such other taxes that are due) shall be paid by the Participant as provided in Subsections (b) or (c).

(b)    Payment of Tax Obligation. The Company is authorized to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes (including the Participant’s FICA obligation) required by law to be withheld with respect to any vesting or other taxable event arising as a result of the Plan.

(c)    Reduction in Account Balance. As an alternative method and at the discretion of the Company, effective as of each Allocation Date in a Plan Year for which FICA taxes are paid for a Participant pursuant to Subsection (a), the Company is also authorized to withhold such taxes from the Participant’s Account and reduce the Participant’s Account balance by the following amount:

(1)    The amount of the applicable FICA taxes calculated by the Company that are the responsibility of the Participant pursuant to Code Section 3101 (the “FICA Amount”), plus

(2)    The amount of Federal, state and local income taxes that are due (including, but not limited to, the amount of such taxes that relate to the distribution of the FICA Amount) from the Participant, which net of its own Federal, state and local income taxes, is sufficient to enable the Company to satisfy the Participant’s tax obligation (including, but not limited to, the FICA Amount) from the Participant’s Account by transferring the applicable amount (as determined by the Plan Administrator) to the applicable tax authorities.

The amount calculated pursuant to this Subsection shall be final and binding on the Participant and shall reduce the Participant’s Account effective as of each applicable Allocation Date for which a FICA Amount (or any other tax obligation) is payable.

10.6    Forfeiture of Benefits. Notwithstanding any other provision of this Plan to the contrary, if the Plan Administrator determines that a Participant has engaged in Prohibited Misconduct, the Plan Administrator shall have broad discretion to determine the portion of the Participant’s Account that will be reduced including forfeiture of the Participant’s entire Account balance and the Participant’s Account balance shall be reduced to reflect such forfeiture and the payment of such reduced Account balance shall be delayed by six months and a day to the extent the Plan Administrator, in its sole discretion, deems it advisable to do so to comply with the requirements of section 409A. However, following the occurrence of a Change in Control, no Participant’s Account shall be subject to the forfeiture provided in the foregoing sentence.

10.7    Applicable Law. To the extent not preempted by federal law, this Plan shall be construed and enforced in accordance with the laws of the state of Ohio.

10.8    Headings and Subheadings. Headings and subheadings in this Plan are inserted for convenience only and are not to be considered in the construction of the provisions.

10.9    Severability. The invalidity and unenforceability of any particular provision of this plan shall not affect any other provision and the Plan shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

10.10   Expenses. In addition to the expenses and costs that may be charged against Participants' Accounts pursuant to other provisions of the Plan, each Participant's Account shall also be charged with its allocable share of all other costs and expenses incurred in the operation and administration of the Plan, except to the extent the Company elects in its sole discretion to pay all or a portion of those costs and expenses.

10.11    Facility of Payment. In the event the Committee determines, on the basis of medical reports or other evidence satisfactory to the Committee, that the recipient of any benefit payments under the Plan is incapable of handling his affairs by reason of minority, illness, infirmity or other incapacity, the Company may disburse such payments, or direct the trustee to disburse such payments, as applicable, to a person or institution designated by a court which has jurisdiction over such recipient or a person or institution otherwise having the legal authority under State law for the care and control of such recipient. The receipt by such person or institution of any such payments shall be complete acquittance therefore, and any such payment to the extent thereof, shall discharge the liability of the trust for the payment of benefits hereunder to such recipient.

10.12    USERRA. Notwithstanding anything herein to the contrary, the Committee shall permit any Participant election and make any payments hereunder required by the Uniformed Services Employment and Reemployment Rights Act of 1994, as amended, 38 USC 4301-4334.

EXECUTION OF DOCUMENT